Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	State National Companies, Inc. David Hale, COO & CFO 817-265-2000 Dennard • Lascar Associates Rick Black 713-529-6600

State National Companies Reports Third Quarter 2015 Results

BEDFORD, TX — November 12, 2015 — State National Companies, Inc. (NASDAQ: SNC), a leading specialty provider of property and casualty insurance, today reported its financial results for the third quarter ended September 30, 2015. The Company also initiated 2016 outlook and revised its 2015 outlook.

Recent SNC Announcements

•                  Nephila Capital agreement extended through 2019 announced on November 12, 2015

•                  Board authorized $50 million stock repurchase program announced on October 12, 2015

Financial Highlights - Third Quarter 2015 Compared to the Third Quarter 2014:

•                  Total revenues were $51.2 million, up 26.1 percent

•                  Premiums earned were $30.2 million, an increase of 18.0 percent

•                  Ceding fees were $18.8 million, up 54.1 percent

•                  Adjusted net income was $12.4 million, or a 63.2 percent increase

•                  Adjusted diluted EPS of $0.28, up from $0.17

•                  Reported 5th consecutive quarter of Adjusted EPS growth

•                  Combined ratio for Lender Services was 84.1%, down from 85.7%

Total revenues in the third quarter of 2015 were $51.2 million, up 26.1 percent from $40.6 million in the third quarter of 2014.  Adjusted net income, a non-GAAP measure, was $12.4 million, or $0.28 per diluted share, in the third quarter of 2015, compared to adjusted net income of $7.6 million, or $0.17 per diluted share, for the same period in 2014.  Reported net income was $12.4 million, or $0.28 per diluted share, in the third quarter of 2015.  See below for a reconciliation of non-GAAP financial measures.

Commenting on the quarter, State National’s Chairman, President and Chief Executive Officer, Terry Ledbetter, said, “We continued to achieve substantial growth in the third quarter and are pleased with the performance in our Lender and Program Services segments, which generated strong increases in cash flows and profitability.  Based on our current performance, combined with our expectations for the remainder of the year, we have revised our 2015 outlook, and we are issuing our preliminary 2016 outlook.  We are also pleased to have announced the Board’s authorization of a stock repurchase program last month, which represents our commitment to managing our capital and enhancing shareholder value.”

Mr. Ledbetter, continued. “In addition, we have amended our agreement with Nephila Capital to extend our partnership through 2019, which demonstrates Nephila’s long-term commitment to access the primary market for U.S. catastrophe exposed property business.  State National will benefit from the anticipated $51.5 million of contractual minimum fees over the extended term.”

Lender Services Segment

In Lender Services, the Collateral Protection Insurance, or CPI, business is fully vertically integrated and State National manages all aspects of the CPI business for its clients, including policy issuance and administration, underwriting and claims. The Company differentiates itself from competitors by establishing long-term relationships with clients, leveraging its alliance with CUNA Mutual, and providing high-quality service and advanced technology to more than 600 customers and over 6.2 million loans.

In the third quarter of 2015, total revenues from the Lender Services segment were $30.9 million, an increase of $4.6 million, or 17.5 percent, from the third quarter of 2014.  Premiums earned increased by $4.6 million, or 18.0 percent, to $30.2 million in the third quarter of 2015 from $25.6 million in the third quarter of 2014.  Contributing to this increase in Lender Services premiums are sales of new accounts and growth in loan portfolios of existing accounts driven by rising automobile sales and higher automobile loan sizes.

Losses and loss adjustment expenses were $13.7 million in the third quarter of 2015, compared to $10.4 million in the same period last year, primarily a result of increased exposure due to higher earned premiums, increased retention for the business subject to the CUNA Mutual alliance and increases in claim frequency and severity.  Despite the increase in losses, the combined ratio decreased from 85.7% to 84.1% reflecting an improved expense ratio, consistent with our objective of 85 to 90 percent for the full year.

Program Services Segment

Our Program Services business provides fronting to general agents and insurance carriers to leverage State National’s “A” (Excellent) A.M. Best rating with its expansive licenses and trusted reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  State National issues the policy, and the reinsurer assumes the risk.

In the third quarter of 2015, total revenues from the Program Services segment were $18.8 million, an increase of $6.7 million, or 54.1 percent, from the third quarter of 2014.  The growth in revenues was driven by increased ceding fees from both new and existing client programs.  The Nephila Capital program contributed ceding fees of $4.6 million, consisting of $3.8 million of capacity fees and $0.8 million of premium related fees.  Approximately $1.9 million of capacity fees is attributable to the re-estimation of premiums expected for 2015 from $150 to $100 million. As reported earlier today, the Company has signed a contract amendment with Nephila to extend the partnership through 2019, under which Nephila has agreed to pay contractual minimum ceding fees anticipated to total $51.5 million for 2016 through 2019.

General and Administrative Expenses

General and administrative expenses in the third quarter of 2015 decreased 2.0 percent, to $14.5 million from $14.8 million in the third quarter of 2014, primarily due to a decrease in direct personnel costs.

Balance Sheet

State National’s balance sheet reflects low financial leverage with $44.5 million of subordinated debentures.  The subordinated debentures have limited covenant requirements and are interest-only until the mid-2030s.

The Company had only $6.1 million of goodwill and other intangibles at September 30, 2015.

State National’s investment portfolio is primarily comprised of fixed income securities, the majority of which have investment grade ratings with short duration of approximately four years and are laddered to allow for new funds to reinvest annually as rates change.  Most of the Company’s reserves are ceded to reinsurers.

2015 and 2016 Outlook

The Company has revised its 2015 outlook:

•                  In Lender Services, State National expects net earned premiums in fiscal 2015 to be in the range of $113 to $117 million, a reduction from our previous range of $120 to $130 million, due primarily to the current volume of gross written premiums. The Company maintains its expectations for a combined ratio of 85 to 90 percent.

•                  In Program Services, the Company now expects ceding fees in fiscal 2015 to be in the range of $61 to $64 million, up from the previous range of $55 to $60 million. Contributing to the increased range is the variation of fees recognized from the Nephila program and from the Meadowbrook program as it is exceeding prior expectations.

State National has also initiated its 2016 outlook:

•                  In Lender Services, the Company expects net earned premiums in fiscal 2016 to be in the range of $115 to $125 million, with a combined ratio of 85 to 90 percent.

•                  In Program Services, State National expects ceding fees in fiscal 2016 to be in the range of $55 to $65 million.

Non-GAAP Reconciliation

This press release includes certain financial measures that have been adjusted for items impacting comparability. The accompanying information provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

Adjusted net income is considered a non-GAAP financial measure because it reflects adjustments to net income, which is the most directly comparable measure calculated in accordance with GAAP for the pro forma provision for income taxes as if the Company had been treated as a C Corporation for each period presented and the exclusion (net of tax benefit) of the increase in the Company’s deferred tax asset as a result of the conversion to C Corporation status, the amount of founder special compensation and the non-recurring offering-related expenses and contract modification expense related to the amendment to our alliance agreement with CUNA Mutual, as applicable. Management believes this measure is helpful to investors because it provides comparability in evaluating core financial performance between periods.

STATE NATIONAL COMPANIES, INC.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share data)

Adjusted Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Adjusted net income	$12,396	$7,634	$30,752	$20,796
Reconciliation of adjusted net income:
Net income (loss)	$12,396	$6,959	$30,752	$4,166
Plus (less): Provision for income taxes to reflect change to C corporation status (4)	—	—	—	4,193
Less: Recognition of deferred tax asset upon conversion to C corporation (5)	—	—	—	14,480
Plus: Founder special compensation (1) (6)	—	—	—	10,973
Plus: Offering-related expenses (2) (6)	—	675	—	5,041
Plus: Contract modification expense (3) (6)	—	—	—	10,903
Adjusted net income	$12,396	$7,634	$30,752	$20,796

Adjusted Earnings Per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Adjusted diluted earnings per share	$0.28	$0.17	$0.70	$0.55
Reconciliation of adjusted diluted earnings per share:
Net income (loss)	$0.28	$0.16	$0.70	$0.11
Plus (less): Provision for income taxes to reflect change to C corporation status (4)	—	0.01	—	0.11
Less: Recognition of deferred tax asset upon conversion to C corporation (5)	—	—	—	0.38
Plus: Founder special compensation (1) (6)	—	—	—	0.29
Plus: Offering-related expenses (2) (6)	—	—	—	0.13
Plus: Contract modification expense (3) (6)	—	—	—	0.29
Adjusted diluted earnings per share	$0.28	$0.17	$0.70	$0.55

(1)         We made special compensation payments to our co-founders and principal executive officers, Lonnie Ledbetter and Terry Ledbetter in recognition of their service to our Company.  We refer to these payments as “founder special compensation.”  Following the completion of the private placement, we ceased paying founder special compensation.

(2)         Offering related expenses are non-recurring expenses related to the Company’s private placement of common stock in 2014.

(3)         In connection with the 2014 amendment to the alliance agreement with CUNA Mutual, we agreed to pay CUNA Mutual $17.8 million. As a result, we recorded contract modification expense of $17.8 million as of June 30, 2014.

(4)         Upon the completion of the private placement, our parent company’s status as a Subchapter S corporation terminated and our consolidated income became fully subject to U.S. federal income taxes.  This adjustment represents estimated income taxes as if the Company had been treated as a C Corporation for each period presented.

(5)         As a result of the Company’s conversion to a C Corporation, the deferred tax asset increased by approximately $14 million as of June 30, 2014 primarily due to the effects of eliminating deferred tax balances on the insurance subsidiaries related to intercompany transactions.

(6)         Founder special compensation, offering-related expenses and contract modification expense are shown net of estimated statutory federal and state income taxes for each period presented.

Conference Call

State National will host a conference tomorrow morning, November 13, 2015 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss its third quarter 2015 results.  To access the call live, dial (716) 247-5810 and use the passcode 53788912# at least 10 minutes prior to the start time.  Alternatively, investors can listen live over the Internet by visiting the Company’s website at http://ir.statenational.com/.  For those who cannot listen to the live call, a telephonic replay will be available through November 20, 2015 and may be accessed by calling (404) 537-3406 and using pass code 53788912#.  Also, an archive of the webcast will be available after the call for a period of 90 days on the “Investor Relations” section of the Company’s website at http://www.statenational.com/.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance operating in two niche markets across the United States.  In its Program Services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  In its Lender Services segment, the company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies.  To learn more, please visit www.statenational.com. The Company routinely posts important company information on its website.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this press release are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “believe,” “expect,” “will,” “plan,” “target,” “could”  or other words that convey the uncertainty of future events or outcomes.

There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, our ability to recover from our capacity providers, the cost and availability of reinsurance coverage, challenges to our use of issuing carrier or fronting arrangements by regulators or changes in state or federal insurance or other statutes or regulations, our dependence on a limited number of business partners, potential regulatory scrutiny of lender-placed automobile insurance, level of new car sales, availability of credit for vehicle purchases and other factors affecting automobile financing, our ability to compete effectively, a downgrade in the financial strength ratings of our insurance subsidiaries, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, changes in interest rates or other changes in the financial markets, the effects of emerging claim and coverage issues, changes in the demand for our products, the effect of general economic conditions, breaches in data security or other disruptions with our technology, and changes in pricing  or other competitive environments.

Forward-looking statements involve inherent risks and uncertainties that are difficult to predict, many of which are beyond our control. Additional information about these risks and uncertainties is contained in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

STATE NATIONAL COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except for share and per share information)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Investments:
Fixed-maturity securities — available-for-sale, at fair value (amortized cost — $328,271, $305,019, respectively)	$331,478	$309,911
Equity securities — available-for-sale, at fair value (cost — $5,594, $1,419, respectively)	6,443	2,642
Total investments	337,921	312,553

Cash and cash equivalents	47,732	38,348
Restricted cash and investments	3,716	6,597
Accounts receivable from agents, net	25,988	18,528
Reinsurance recoverable on paid losses	1,046	1,200
Deferred acquisition costs	957	1,036
Reinsurance recoverables	1,842,427	1,656,534
Property and equipment, net (includes land held for sale — $1,034, $1,034, respectively)	17,367	18,397
Interest receivable	1,985	1,795
Deferred income taxes, net	28,822	23,864
Goodwill and intangible assets, net	6,139	6,683
Other assets	4,522	6,229
Total assets	$2,318,622	$2,091,764

Liabilities
Unpaid losses and loss adjustment expenses	$1,301,173	$1,209,905
Unearned premiums	575,935	480,124
Allowance for policy cancellations	56,927	55,500
Deferred ceding fees	29,446	23,612
Accounts payable to agents	2,124	2,448
Accounts payable to insurance companies	4,437	4,399
Subordinated debentures	44,500	44,500
Income taxes payable	2,920	1,762
Other liabilities	31,556	28,642
Total liabilities	2,049,018	1,850,892

Shareholders’ equity
Common stock, $.001 par value (150,000,000 shares authorized; 44,488,190 and 44,247,102 shares issued at September 30, 2015 and December 31, 2014, respectively)	44	44
Preferred stock, $.001 par value (10,000,000 shares authorized; no shares issued and outstanding at September 30, 2015 and December 31, 2014)	—	—
Additional paid-in capital	223,429	220,577
Retained earnings	43,303	16,108
Accumulated other comprehensive income	2,828	4,143
Total shareholders’ equity	269,604	240,872
Total liabilities and shareholders’ equity	$2,318,622	$2,091,764

STATE NATIONAL COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except for per share information)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Revenues:
Premiums earned	$30,156	$25,599	$85,145	$69,585
Commission income	340	405	1,074	1,167
Ceding fees	18,837	12,167	49,360	33,025
Net investment income	2,008	1,183	5,961	3,401
Realized net investment gains (losses)	(571)	291	880	1,186
Other income	381	926	1,228	3,137
Total revenues	51,151	40,571	143,648	111,501

Expenses:
Losses and loss adjustment expenses	14,773	10,695	40,955	29,009
Commissions	1,207	1,209	3,964	2,438
Taxes, licenses, and fees	910	823	2,185	2,053
General and administrative	14,456	14,813	46,649	42,321
Founder special compensation	—	—	—	17,914
Offering-related expenses	—	1,101	—	8,230
Contract modification expense	—	—	—	17,800
Interest expense	510	580	1,515	1,728
Total expenses	31,856	29,221	95,268	121,493

Income (loss) before income taxes	19,295	11,350	48,380	(9,992)

Income taxes:
Current tax expense (benefit)	8,864	752	21,878	4,505
Deferred tax expense (benefit)	(1,965)	3,639	(4,250)	(18,663)
	6,899	4,391	17,628	(14,158)
Net income (loss)	$12,396	$6,959	$30,752	$4,166

Net income (loss) per share attributable to common shareholders:
Basic earnings per share	$0.28	$0.16	$0.70	$0.11
Diluted earnings per share	0.28	0.16	0.70	0.11

Dividends, per share	$0.06	$—	$0.08	$0.48

Weighted-average common shares outstanding — basic	44,247,102	44,231,336	44,239,410	37,748,716
Weighted-average common shares outstanding — diluted	44,247,827	44,437,559	44,244,247	37,821,990

Program Services Segment — Results of Operations

Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2015	2014	2015	2014

Revenues:
Premiums earned	$4	$1	$(10)	$(15)
Ceding fees	18,837	12,167	49,360	33,025
Total revenues	18,841	12,168	49,350	33,010

Expenses:
Losses and loss adjustment expenses	1,090	266	2,057	113
Commissions	—	1	2	(1)
Taxes, licenses, and fees	(1)	4	8	3
General and administrative	2,857	2,797	8,990	8,002
Total expenses	3,946	3,068	11,057	8,117

Income (loss) before income taxes	$14,895	$9,100	$38,293	$24,893

Program gross expense ratio	1.0%	1.1%	1.1%	1.2%
Gross premiums written	$280,975	$257,175	$842,033	$693,260
Gross premiums earned	$258,621	$217,000	$745,407	$592,248

Lender Services Segment — Results of Operations

Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2015	2014	2015	2014

Revenues:
Premiums earned	$30,152	$25,598	$85,155	$69,600
Commission income	340	405	1,074	1,167
Other income	381	318	1,103	938
Total revenues	30,873	26,321	87,332	71,705

Expenses:
Losses and loss adjustment expenses	13,683	10,429	38,898	28,896
Commissions	1,207	1,208	3,962	2,439
Taxes, licenses, and fees	911	819	2,177	2,050
General and administrative	9,550	9,480	29,681	28,757
Contract modification expense	—	—	—	17,800
Total expenses	25,351	21,936	74,718	79,942

Income (loss) before income taxes	$5,522	$4,385	$12,614	$(8,237)

Adjusted pre-tax income (loss)	$5,522	$4,385	$12,614	$9,563
Reconciliation of adjusted pre-tax income (loss):
Pre-tax income (loss)	$5,522	$4,385	$12,614	$(8,237)
Plus: Contract modification expense (1)	—	—	—	17,800
Adjusted pre-tax income (loss)	$5,522	$4,385	$12,614	$9,563

Net loss ratio	45.4%	40.7%	45.7%	41.5%
Net expense ratio	38.7%	45.0%	42.1%	47.8%
Net combined ratio	84.1%	85.7%	87.8%	89.3%

Gross premiums written	$40,522	$34,688	$102,635	$89,978
Net premiums written	$33,039	$29,097	$84,452	$69,787

(1)         In connection with the 2014 amendment to the alliance agreement with CUNA Mutual, we agreed to pay CUNA Mutual $17.8 million. As a result, we recorded contract modification expense of $17.8 million as of June 30, 2014.

Corporate Segment — Results of Operations

Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2015	2014	2015	2014

Revenues:
Net investment income	$2,008	$1,183	$5,961	$3,401
Realized net investment gains (losses)	(571)	291	880	1,186
Other income	—	608	125	2,199
Total revenues	1,437	2,082	6,966	6,786

Expenses:
General and administrative	2,049	2,536	7,978	5,562
Founder special compensation	—	—	—	17,914
Offering-related expenses	—	1,101	—	8,230
Interest expense	510	580	1,515	1,728
Total expenses	2,559	4,217	9,493	33,434

Income (loss) before income taxes	(1,122)	(2,135)	(2,527)	(26,648)

Income tax expense (benefit)	6,899	4,391	17,628	(14,158)

Net income (loss)	$(8,021)	$(6,526)	$(20,155)	$(12,490)

Adjusted pre-tax income (loss)	$(1,122)	$(1,034)	$(2,527)	$(504)
Reconciliation of adjusted pre-tax income (loss):
Pre-tax income (loss)	$(1,122)	$(2,135)	$(2,527)	$(26,648)
Plus: Founder special compensation (1)	—	—	—	17,914
Plus: Offering-related expenses (2)	—	1,101	—	8,230
Adjusted pre-tax income (loss)	$(1,122)	$(1,034)	$(2,527)	$(504)

(1)         We made special compensation payments to our co-founders and principal executive officers, Lonnie Ledbetter and Terry Ledbetter in recognition of their service to our Company.  We refer to these payments as “founder special compensation.”  Following the completion of the private placement, we ceased paying founder special compensation.

(2)         Offering related expenses are non-recurring expenses related to the Company’s private placement of common stock in 2014.

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